UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2006

1-800 CONTACTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23633	87-0571643
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation)	Number)	Identification No.)

66 E. Wadsworth Park Drive, Draper, UT	84020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 316-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

                On March 24, 2006, Robert G. Hunter, age 39, was named the Chief Financial Officer of 1-800 CONTACTS, INC. (the “Company”), replacing Brian W. Bethers, who had previously served as both the President and Chief Financial Officer of the Company and who has retained his position of President of the Company. Prior to the arrival of Mr. Bethers in 2003, Mr. Hunter served as Interim Chief Financial Officer for six months. Prior to assuming his new position as Chief Financial Officer, Mr. Hunter served as Vice President, Finance of the Company since 2000. Prior to becoming Vice President, Finance, Mr. Hunter served as the Corporate Controller since November 1997.

                Mr. Hunter’s initial base salary will be $170,000 per year and will be subject to annual review and adjustment from time to time by the Company. In addition to his base salary, Mr. Hunter is eligible to participate in the Company’s bonus and other incentive compensation plans and programs in effect from time to time for the Company’s executives.  Mr. Hunter may earn an annual bonus, with a target bonus range of up to 30% of his base salary, based on the achievement of a combination of Mr. Hunter’s personal performance objectives and the Company’s overall financial performance.

                Mr. Hunter is also eligible to participate in the Company’s long-term incentive plan.  As more fully described under Item 1.01 of this Current Report, the Compensation Committee of the Company’s Board of Directors recently approved a long-term incentive plan.

                A copy of the press release announcing Mr. Hunter’s appointment is attached to this Current Report as Exhibit 99.1.

Item 1.01 Entry into a Material Definitive Agreement

                On March 27, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of 1-800 CONTACTS, INC. approved a long term incentive plan (the “LTIP”). Pursuant to the LTIP, the Company has approved and granted to its US Retail and ClearLab management and employees 598,646 restricted shares for incentive grants under its Amended and Restated 2004 Stock Incentive Plan.  The closing stock price on the March 27, 2006, grant date was $13.14 per share.

The restricted share grants include both time-vesting and performance-vesting restricted shares.  The time-vesting shares will vest 20% per year beginning November 30, 2006 and ending November 30, 2010.  The performance-vesting shares (approximately 54% of the total shares granted) will vest only upon achievement during the term of the grants of certain operational milestones—such as obtaining sources for “doctors only” lenses on competitive terms, development of certain contact lens products and the achievement of an eight quarter cumulative financial target of at least $81 million consolidated earnings before taxes by or before the end of fiscal 2010.  Both the time-vesting shares and the performance-vesting shares are subject to various change in control provisions involving the Company and its subsidiaries that may result in the accelerated vesting of any shares that are unvested at the time of the change in control.

For a complete description of all the terms and conditions of the LTIP, please see the form of Restricted Stock Agreement (for Company) attached to this Current Report as Exhibit 99.2 and the form of Restricted Stock Agreement (for ClearLab) attached to this Current Report as Exhibit 99.3.  The LTIP is also more fully described in the press release attached to this Current Report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated March 29, 2006 announcing Mr. Hunter’s appointment as Chief Financial Officer and the Incentive Stock Grants

99.2	Form Restricted Stock Agreement (for Company)

99.3	Form Restricted Stock Agreement (for ClearLab)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1-800 CONTACTS, INC .

Date: March 30, 2006	By:	/s/ Brian W. Bethers
	Name:	Brian W. Bethers
	Title:	President